Exhibit 99.1

Trovagene to Present at Leerink Partners 5th Annual Global Healthcare Conference

SAN DIEGO, Feb. 8, 2016 /PRNewswire/ -- Trovagene, Inc. (NASDAQ: TROV), a developer of cell-free molecular diagnostics, today announced that its Chief Executive Officer, Antonius Schuh, Ph.D., is scheduled to present a corporate overview during the Leerink Partners 5th Annual Global Healthcare Conference at the Waldorf Astoria, New York, from February 10-11, 2016.

Trovagene is scheduled to present at the Leerink Partners 5th Annual Global Healthcare Conference at the Waldorf Astoria in New York, on Thursday, February 11, 2016 at 11:35 a.m. EST. Dr. Schuh will be available for one-on-one meetings during the conference. The presentation will be webcast live at http://wsw.com/webcast/leerink26/trov and can also be accessed through the investor relations page at www.trovagene.com. A replay of the presentation will be available at www.trovagene.com and will be archived for 90 days.

About Trovagene, Inc.

Headquartered in San Diego, California, Trovagene is leveraging its proprietary technology for the detection and monitoring of cell-free DNA in urine. The Company's technology detects and quantitates oncogene mutations in cancer patients for improved disease management. Trovagene’s precision cancer monitoring platform is designed to provide important clinical information beyond the current standard of care, and is protected by significant intellectual property including multiple issued patents and pending patent applications globally.

Contact

Investor Relations	Media Relations
David Moskowitz and Amy Caterina Investor Relations	Ian Stone Account Director
Trovagene, Inc.	Canale Communications, Inc.
858-952-7593	619-849-5388
ir@trovagene.com	ian@canalecomm.com

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